Exhibit 99.1

AXION Reports 2012 Year-End Financial Results

Revenues grow 37% over prior year to $5.3 million; Conference call scheduled for Monday, April 1 at 4.30 pm ET

NEW PROVIDENCE, N.J. – April 1, 2013 - AXION International Holdings, Inc. (OTCBB:AXIH), a leader in recycled plastic and plastic composite technologies used to produce ECOTRAX™ rail ties and STRUXURE™ building products, today announced financial results for the year ended December 31, 2012.

Highlights include:

•	2012 revenues grew 37% to $5.3 million over the prior year period

•	Sold products to 33 customers during the year, representing 22 new customers and 11 repeat customers

•	$5.3 million backlog shippable in 2013 comprised of purchase orders plus multi-year delivery contract

•	$45 million in current sales opportunities for ECOTRAX™ and STRUXURE™ consisting of 68 active opportunities with 52 potential customers

•	Achieved improved internal mechanical property standards for ECOTRAX™ that exceed domestic and international standards for rail ties and sleepers

•	Introduced STRUXURE™ Construction Mat product which is expected to contribute to 2013 revenues

•	Completed Standards Guide for short span bridges, a first of its kind, and sold building materials for use in two U.S. Highway Bridges

“2012 was a year of growth and achievements for AXION on many levels including solid revenue growth, shipments to 33 customers, 22 of which were new customers, and $45 million in sales opportunities that we have identified and are currently pursuing. During 2012, we continued to receive repeat orders from existing customers as well as trial orders from new customers for both our ECOTRAX™ rail ties and STRUXURE™ building products. Based on the rate at which we are selling to new customers combined with the rate at which current customers are submitting new orders, we look forward to a year of strong growth in 2013,” stated AXION’s President and CEO Steve Silverman.

“One of the most significant developments of 2012 was our achievement in advancing our proprietary composite materials technology. We raised the bar on our internal composite rail tie standards to what we believe to be levels previously unseen in the industry and we are consistently manufacturing to this level. This is a very significant development which has impacts on AXION, our customers, and we believe, the entire rail industry,” Silverman stated.

“As with much of AXION’s technology, we have worked closely with our customers, who are industry leaders, to advance and improve our products to better address the specific needs of the industries which we serve. As the rail industry moves toward heavier axle load trains and seeks to make itself a more efficient service provider, AXION has grown along with the industry. Using the same successful, patented formulations that have served as the basis of our products, we have further enhanced performance to better meet the rail industry’s evolving needs. These enhancements are a bi-product of the investments we have made in personnel and systems in the areas of quality management, material sourcing, and manufacturing. In February we announced that our internal standards are set at an average 50% above American Railway Engineering and Maintenance-of-Way (AREMA) standards for measures including modulus of elasticity (MOE) and flexural strength,” commented AXION’s Chief Technology Officer, Jim Kerstein.

Silverman continued, “Following customer lab testing, ECOTRAX™ ties which meet these higher internal standards have been purchased at an enhanced price, and are now installed along some of highest trafficked rail lines in the U. S and in international territories. We believe these new higher standards confirm AXION’s position as the industry leader in composite rail ties and shows customers we have the systems and technology to produce a higher performing product to meet their needs from recycled materials. Additionally these higher standards will open up larger sales opportunities for us and also present an increased value proposition when you compare mechanical properties to price point.”

“ECOTRAX™ rail ties are currently in track test or undergoing purchase approval with leading passenger and freight lines in various countries including Australia, Brazil, Chile, Mexico, New Zealand, Russia and Singapore as well as several countries in Europe. Detailed test reports generated by trial customers display performance specifications that could potentially lead to purchase contracts. Addressing longevity in performance, a third party engineering firm recently tested AXION formulated ties that have been in track use for over eight years on the Long Island Rail Road. These tests proved the ties maintained their structural durability and showed no signs of degradation over their eight-plus years of use.”

AXION continues to expand the applications where its STRUXURE™ products may be beneficial when compared to traditional infrastructure building products. The Company’s newly introduced STRUXURE™ Construction Mats which were field tested with a customer in December of 2012 and are receiving a high level of interest from both potential customers and distributors. This new product is expected to contribute to 2013 revenues along with STRUXURE™ products that are being used to build and repair vehicular bridges.

Silverman concluded, “It has required a tremendous effort and investment to move AXION to where it is today. We’ve made investments in product development, manufacturing, quality control, sales, and marketing that are beginning to pay off as we see increased traction in new customer testing and new customer orders. Our strategic goals in 2013 include increasing product adoption, growing revenues and improving gross margins. What we are most proud of is the quality and superior performance of our product, an early critical driver of success.”

AXION reported $5.3 million in revenues for the year ended December 31, 2012, a 37% increase over revenues of $3.9 million for the year ended December 31, 2011. Sales of ECOTRAX™ rail ties contributed approximately $4.6 million, while STRUXURE™ building products accounted for approximately $0.7 million of 2012 revenues. Approximately two-thirds of AXION’s ECOTRAX™ revenues in both 2012 and 2011 were derived from a Class 1 railroad customer, an early adopter of ECOTRAX™.

Gross margin increased in 2012 to $194,400 or 3.6% of revenues from $112,900 or 2.9% of revenues in 2011. Because two-thirds of AXION’s revenues in 2012 and 2011 were derived from the Class 1 railroad customer referenced above, this has put heavy pressure on the Company’s margins. AXION is focused on improving margins by selling premium products, diversifying its customer and revenue base, reducing its raw materials costs and improving economies of scale in manufacturing.

Product development and quality management expenses increased to $1.1 million in 2012 compared to $0.5 million in 2011. Marketing and sales expenses similarly increased in 2012 to $1.0 million from $0.5 million in the prior year. General and administrative expenses declined to $3.8 million in 2012 compared to $5.8 million in 2011.

Loss from operations narrowed 15% to $5.7 million in 2012 from $6.7 million in 2011. Net loss attributable to common shareholders in 2012 narrowed 41% to $7.1 million or $0.27 per basic and diluted share compared to a net loss attributable to common shareholders of $12.0 million or $0.49 per basic and diluted share in 2011.

Conference call details:

Date: Monday, April 1, 2013

Time: 4:30 p.m. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-9079

Dial in Number for International Callers (Outside of the U.S. & Canada): 201-493-6746

For those unable to participate in the call at the scheduled time, a replay will be available for 7 days starting on April 1st at 8:00 p.m. ET. To access the replay, please dial 877-660-6853 in the U.S. and Canada, and 201-612-7415 for international callers. The conference ID# is 411581.

About AXION International Holdings, Inc.

AXION (OTCBB: AXIH) is green technology company, transforming waste plastics into structural building materials. Using 100%-recycled consumer and industrial plastics, AXION develops, markets and sells its recycled structural composite products through its ECOTRAX™ composite rail tie and STRUXURE™ building material lines. From the railroading industry to the military to global engineering firms, AXION delivers tested, proven and superior green solutions to infrastructure needs around the world.

www.AXIH.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause AXION’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in AXION’s filings with the Securities and Exchange Commission.

Contacts

AXION Investor and Media Relations

Andrew Haag

Managing Partner

IRTH Communications

axih@irthcommunications.com

1-866-976-IRTH (4784)